EXHIBIT 10.13

                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS EXECUTIVE EMPLOYMENT AGREEMENT is made this 16th day of August, 2002, by and between Phoenix Color Corp., a Delaware corporation (the "Company"), and John Carbone (the "Executive").

                              EXPLANATORY STATEMENT

      The Company desires to continue to employ the Executive as the Executive Vice President, and Chief Operating Officer/Book Components of the Company on the terms and conditions herein set forth, and the Executive has agreed to accept employment with the Company on the terms and conditions herein set forth.

      NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, the parties agree as follows:

      1. Employment. The Company hereby employs the Executive as its Executive Vice President, and Chief Operating Officer/Book Components and agrees to continue the Executive in that position during the term of this Agreement.

      2. Term. This Agreement shall begin October 1, 2002 and shall continue through September 30, 2004. (the "Employment Period"). Thereafter, this Agreement shall renew automatically from Employment Year to Employment Year, subject to the right of either party to terminate this Agreement as of the end of any Employment Year upon sixty (60) days' prior written notice to the other party. An "Employment Year" begins each October 1 and ends on the following September 30.

      3. Base Salary. The Executive's base salary for each Employment Year under this Agreement shall be at the rate of $253,752 per annum. Such base salary may be increased based on periodic reviews by the Board of Directors. The Executive's base salary shall be paid throughout the year, in accordance with normal payroll practices of the Company.

      4. Bonuses; Stock Plans. In addition to his base salary, during the term of this Agreement, the Executive shall be entitled to participate in any bonus and stock option plans, programs, arrangements and practices sponsored by the Company for the benefit of executive employees serving in similar capacities with the Company, if any, as may be established from time to time by the Board of Directors of the Company for the benefit of such executive employees, in accordance with the terms of such plans, as amended by the Company from time to time; it being understood that there is no assurance with respect to the establishment of such plans or, if established, the continuation of such plans during the term of this Agreement.

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      5. Other Benefits. During the term of this Agreement, the Executive shall also be entitled to participate in or receive benefits under all of the Company's benefit plans, programs, arrangements and practices, including pension, disability, and group life, sickness, accident or health insurance programs, if any, as may be established from time to time by the Board of Directors of the Company for the benefit of executive employees serving in similar capacities with the Company, which right to participate or receive benefits shall be determined in accordance with the terms of such plans, as amended by the Company from time to time; it being understood that there is no assurance with respect to the establishment of such plans or, if established, the continuation of such plans during the term of this Agreement. Notwithstanding the foregoing, the Company shall develop and implement, in no event later than the date immediately preceding a Change of Control (as defined in Section 13 of this Agreement), a supplemental executive retirement plan containing such terms as established by, and subject to such amendments as from time to time adopted by, the Company at its discretion (the "SERP"), provided that, upon a Change of Control, if the Executive is an employee of the Company immediately prior to the closing date thereof, the benefit payable to the Executive under the SERP upon such Change of Control shall not be less than the benefit payable under the terms of the Supplemental Executive Retirement Plan attached as Exhibit A to this Agreement.

      6. Duties.

            A. During the term of this Agreement, the Executive shall serve as the Executive Vice President, and Chief Operating Officer/Book Components of the Company, have such powers and perform such duties as are incident and customary to his offices, including those described in the Company's By-Laws (as amended from time to time), and shall perform such other additional executive and administrative duties and functions commensurate with such position as from time to time shall be assigned to him by the Board of Directors of the Company. The Executive shall perform such additional duties and functions without separate compensation, unless otherwise authorized by the Board.

            B. During the term of this Agreement, the Executive shall devote his full time, attention, skill, and energy to the performance of his duties under this Agreement, and shall comply with all reasonable professional requests of the Company; provided, however, that the Executive will be permitted to engage in and manage personal investments and to participate in community and charitable affairs, so long as such activities do not interfere with his duties under this Agreement.

      7. Vacation and Sick Leave.

            A. The Executive shall be entitled to a total of five (5) weeks of vacation each Employment Year, such vacation to be in accordance with the terms of the Company's announced policy for executive employees, as in effect from time to time. The Executive may take his vacation at such time or times as shall not interfere with the performance of his duties under this Agreement.


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            B. The Executive shall be entitled to paid sick leave and holidays in accordance with the Company's announced policy for executive employees, as in effect from time to time.

      8. Expenses.

            A. The Company shall reimburse the Executive for all reasonable expenses, including but not limited to expenses for first class air travel, incurred in connection with his duties on behalf of the Company, provided that the Executive shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by him. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company's right to claim income tax deductions for such expenses. Without limiting the generality of the foregoing, the Executive shall be entitled to reimbursement for any business-related travel, business-related entertainment, whether at his residence or otherwise, and other costs and expenses reasonably incident to the performance of his duties on behalf of the Company.

            B. During the term of this Agreement, the Company shall provide an automobile to the Executive for his personal use in accordance with the policy adopted from time to time by the Board of Directors based upon historical practice and the business needs of the Company. In addition, the Company shall reimburse the Executive for all reasonable maintenance, repair and fuel charges incurred by the Executive in connection with his ownership and use of such automobile, provided that the Executive shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by him. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company's right to claim income tax deductions for such expenses.

      9. Termination of Employment by the Company for Cause. Notwithstanding the provisions of Section 2 of this Agreement, the Executive's employment (and, except as otherwise provided in Section 13 hereof, all of his rights and benefits under this Agreement) shall terminate immediately and without further notice upon the happening of any one or more of the following events:

            A. The Executive has been or is guilty of (i) a criminal offense involving moral turpitude, (ii) criminal or dishonest conduct pertaining to the business or affairs of the Company (including, without limitation, fraud and misappropriation), (iii) any act or omission the intended consequence of which is material injury to the Company's business, property or reputation, which act or omission continues uncured for a period of ten (10) days after the Executive has received written notice from the Company, and/or (iv) gross negligence or willful misconduct which continues uncured for a period of ten (10) days after the Executive has received written notice from the Company; or

            B. The Executive persists, for a period of ten (10) days after written notice from the Company, in a course of conduct reasonably determined by the Board of Directors of the Company to be in violation of his duties to the Company under this Agreement or otherwise in violation of the covenants, agreements or obligations under the terms of this Agreement.


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

            (Subsections A and B of this Section 9 hereinafter referred to collectively and individually as "Cause"). In the event of a termination for Cause other than within six (6) months following a Change of Control (as hereinafter defined), the Company shall pay the Executive his base salary through the effective date of the employment termination, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits), including but not limited to any right to compensation pursuant to Sections 3, 4 and 5 of this Agreement, he would otherwise have been entitled to receive under this Agreement, and the Company and the Executive thereafter shall have no further obligations under this Agreement except as otherwise provided in Sections 15 and 16 of this Agreement.

      10. Termination of Employment by the Company Without Cause. Notwithstanding the provisions of Section 2 of this Agreement, the Board of Directors may terminate the Executive's employment, as provided under this Agreement, at any time, for reasons other than for Cause by notifying the Executive in writing of such termination. Notwithstanding the provisions of
Section 2 of this Agreement, the Executive's employment shall terminate immediately and without further notice (and such termination shall constitute termination without Cause) in the event of the Executive's death, or the continuous and uninterrupted inability to perform the Executive's duties on behalf of the Company, by reason of accident, mental or physical illness or impairment, or disease, for a period of one hundred eighty (180) days from the first day of such inability to perform his duties. In the case of termination of the Executive by the Company without Cause pursuant to this Section 10, for a period equal to the greater of one (1) year and the remainder of the Employment Period (the "Severance Period"), the Company shall pay the Executive his base salary at the rate and in the manner required by Section 3 and in effect immediately prior to the date of termination (less any payments paid during the Severance Period to the Executive pursuant to any disability insurance policies maintained by the Company) and provide the Executive with the employee welfare benefits required by Section 5 and in effect immediately prior to the date of termination (at the same cost to the Executive as the cost of such benefits to an employee of the Company). Except as provided in this Section 10 and in Sections 15 and 16 of this Agreement, following termination of the Executive by the Company without Cause, the Company and the Executive shall have no further obligations under this Agreement.

      11. Termination of Employment by the Executive.

            A. Notwithstanding the provisions of Section 2 of this Agreement, the Executive may terminate this Agreement at any time by giving the Board of Directors written notice of his intent to terminate, delivered at least sixty
(60) days prior to the effective date of such termination. Upon expiration of the sixty (60) day notice period (or such earlier date as may be approved by the Board of Directors), the termination by the Executive shall become effective.

            B. The Executive shall be considered Constructively Discharged if he resigns from his employment as a result of experiencing a material reduction in duties or compensation or having been relocated to an office more than 50 miles from the Executive's then-current office (other than a relocation of the Executive's office prior to a Change of Control to a production plant or office location of the Company that exists as a production plant or office location of the


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Company as of the date of this Agreement), provided that the Company is given notice of such resignation within thirty (30) days of such material reduction or relocation. In the case of termination of the employment of the Executive pursuant to a Constructive Discharge other than within six (6) months of a Change of Control, for a period equal to the greater of one (1) year and the remainder of the Employment Period, the Company shall pay the Executive his base salary at the rate and in the manner required by Section 3 and in effect immediately prior to the date of termination and provide the Executive with the employee welfare benefits required by Section 5 and in effect immediately prior to the date of termination (at the same cost to the Executive as the cost of such benefits to an employee of the Company). Except as provided in this Subsection B. and in Sections 15 and 16 of this Agreement, following the Constructive Discharge of the Executive other than within six (6) months of a Change of Control, the Company and the Executive shall have no further obligations under this Agreement.

            C. Upon the effective date of a Termination of Employment by the Executive other than pursuant to a Constructive Discharge, the Company shall pay the Executive his base salary through the effective date of the employment termination, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits), including but not limited to any right to compensation pursuant to Sections 3, 4 and 5 of this Agreement, he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement except as otherwise provided in Sections 15 and 16 of this Agreement. Upon any Termination of Employment by the Executive other than pursuant to a Constructive Discharge, the Company may elect, in its sole discretion, to continue the Executive's base salary at the rate and in the manner required by
Section 3 and in effect immediately prior to the date of termination and provide the Executive with the employee welfare benefits required by Section 5 and in effect immediately prior to the date of termination (at the same cost to the Executive as the cost of such benefits to an employee of the Company) for a period of up to one (1) year after such Termination of Employment, provided that the Company shall notify the Executive of such period of salary continuation no later than five (5) days after his last day of employment with the Company.

      12. Non-Renewal. If, upon termination of the Employment Period, the Company shall decide not to renew this Agreement and the parties do not agree on a new employment or consulting agreement, for a period of one (1) year, the Company shall pay the Executive his base salary at the rate and in the manner required by Section 3 and in effect immediately prior to the date of termination and provide the Executive with the employee welfare benefits required by Section 5 and in effect immediately prior to the date of termination (at the same cost to the Executive as the cost of such benefits to an employee of the Company). Except as provided in this Section 12 and in Sections 15 and 16 of this Agreement, following termination of the Employment Period and non-renewal, the Company and the Executive shall have no further obligations under this Agreement.

      13. Termination Upon a Change of Control.

            A. Notwithstanding any other provision of the Agreement, if the Executive is terminated with or without Cause or Constructively Discharged within six (6) months following a Change of Control, the Company shall pay to the Executive a lump-sum severance payment


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

equal to (i) 2.9 times the Executive's "covered compensation" (defined for purposes of this Agreement as the Executive's base salary in effect when employment terminates or when the Change of Control occurs, whichever is greater, plus the Executive's annual bonus at the greater of the Executive's current year target or the average annual bonus for the three (3) years immediately preceding the year when the termination or Constructive Discharge occurs); and (ii) continuation for a period of three (3) years of the employee welfare benefits required by Section 5 and in effect immediately prior to the date of termination (at the same cost to the Executive as the cost of such benefits to an employee of the Company).

            B. Definitions. For purposes of this Agreement, the following definitions shall apply:

                  (i) "Change of Control" means (1) the acquisition in one or more transactions (other than from the Company) by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Company Voting Stock"); (2) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or
(3) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock. Solely for purposes of the last sentence of Section 5, in no event shall a transaction constitute a Change of Control if the Disposition Proceeds for such transaction are less than the Target Amount.

                  (ii) "Disposition Proceeds" means: (1) in the case of a transaction described in clause (1) or (3) of Section 13.B(i), the value of cash and non-cash consideration paid or payable in connection with such transaction for the outstanding securities of the Company (including stock options), which consideration shall be determined as of the closing of the transaction, assuming the payment of any contingent portion of the consideration (including any earn-out payment) will be made; or (2) in the case of a transaction described in clause (2) of Section 13.B(i), the value of cash and non-cash consideration (including without limitation payment or assumption of debt) available for distribution to the holders of outstanding securities of the Company (including stock options) in connection with such transaction, determined as of the closing of the transaction assuming the payment of any contingent portion of the consideration (including any earn-out payment) will be made, and in accordance with generally accepted accounting principles.

                  (iii) "Person" means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: Louis LaSorsa, Edward Lieberman and employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company.

                  (iv) "Target Amount" means $40,000,000.


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            C. Following a termination of the Executive within six (6) months following a Change of Control, other than as provided in Sections 13.A., 15 and 16 hereof, the Executive and the Company shall have no further obligations under this Agreement.

            D. The Company and the Executive acknowledge and agree that the compensation and benefits under this Section 13 are consideration for the Executive's covenant not to compete under Section 15.

      14. Certain Adjustments to Severance Payments; Alternative Forms of
Payment.

                  A. Notwithstanding any provision in this Agreement to the contrary, in the event that the Company determines that any payment by the Company to the Executive under this Agreement and any other payment or distribution in the nature of compensation by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (such payment hereunder, together with such other payments and distributions, the "Payments"), would cause any portion of such Payments to be subject to the excise tax imposed by
Section 4999 (or any successor provision) of the Internal Revenue Code (the "Parachute Payments"), the Executive's Payment hereunder and/or his other Payments, as determined by the Company, shall be reduced to an amount (not less than zero) which shall not cause any portion of the Payments to constitute Parachute Payments. All determinations required to be made under this Subsection A and all assumptions to be utilized in arriving at such determination (including any assumption or determination regarding the portion of the Payments to be considered reasonable compensation that is not subject to such tax or is not taken into account in determining the application of such tax) shall be made prior to the Change of Control by such law or accounting firm as selected by the individuals who were the members of the Compensation Committee of the Board of Directors of the Company immediately prior to the Change of Control (the "Law or Accounting Firm"). The Law or Accounting Firm may employ and rely upon the opinions of actuarial or accounting professionals to the extent it deems necessary or advisable. All fees and expenses of the Law or Accounting Firm shall be borne solely by the Company. Any determination by the Law or Accounting Firm shall be binding upon the Company, the Executive and all other persons and entities.

                  B. If the Company is required under Section 10, 11, 12 or 13 to provide the Executive with the employee welfare benefits set forth in Section 5 and if such benefits are not available due to restrictions under applicable law, under the terms of the applicable employee benefit plan or otherwise, then in lieu of the unavailable benefits the Company shall pay to the Executive a lump sum cash amount equal to the present value of the premiums expected to be paid by the Company for such benefits which are provided on an insured basis, plus the expected net cost to the Company of providing such benefits which are not insured.

      15. Non-Competition. The Executive and the Company recognize that due to the nature of his employment, and his relationship with the Company, the Executive has had and will have access to, and has acquired and will acquire, and has assisted and will assist in developing, confidential and proprietary information relating to the business and operations of the Company including, without limitation, information with respect to their present and prospective services,


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systems, products, clients, customers, agents, and sales and marketing methods.
The Executive acknowledges that such information has been and will be of central importance to the Company's business and that disclosure of it to others or its use by others could cause substantial loss to the Company. The Executive and the Company also recognize that an important part of the Executive's duties will be to develop good will for the Company through his personal contact with the Company's clients, and that there is a danger that this good will, a proprietary asset of the Company, may follow the Executive if and when his relationship with the Company is terminated.

            A. The Executive agrees that, during the term of his employment with the Company, and for a period equal to (i) if the Executive's employment is terminated as provided in Section 9 or 13.A., three (3) years after the termination of his employment with the Company, or (ii) if the Executive's employment is terminated pursuant to Section 10, 11, 12 or 13 of this Agreement, the time period during which the Company continues to pay the Executive after the termination of his employment (the "Non-Competition Period"):

            (i) The Executive will not directly or indirectly, within the United States, whether as a partner, proprietor, employee, consultant, agent or otherwise, participate or engage in any business that competes with, restricts, or interferes with the business of the Company, including, without limitation, any business in the printing industry which engages in book printing or whose customers include any book publishers.

            (ii) The Executive will not directly or indirectly (for his own account, or for the account of others) interfere with, solicit, or accept for himself, his benefit, or for anyone other than the Company, any of the clients or customers of the Company, at the time of said termination, or any potential clients or customers solicited or being solicited by the Company at the time of such termination or within the period one (1) year prior thereto, or perform any services of any competitive nature in connection with said clients or customers for anyone other than the Company.

            (iii) The Executive further agrees that he shall not, at any time, directly or indirectly, urge any client (or customer) or potential client (or potential customer) of the Company to discontinue business, in whole or in part, or not to do business, with the Company.

            (iv) The Executive further agrees that he shall not, at any time, directly or indirectly, solicit, hire or arrange to hire any person who at the time of such hire or within one (1) year prior to the time of such hire was an employee of the Company and was not involuntarily terminated by the Company, for himself or for any business entity with which he may be, or may be planning to be, affiliated or associated, or otherwise interfere with the retention of employees that the Company desires to retain as such.


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            B. The Executive expressly acknowledges and agrees (i) that the restrictions set forth herein are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) that the protections afforded to the Company hereunder are necessary to protect its legitimate business interests, and (iii) that the agreement to observe such restrictions form a material part of the consideration for this Agreement and the Executive's employment by the Company.

      16. Confidential Information. The Executive agrees that, during the term of his employment with the Company, and for a period of three (3) years after the termination of his employment for any reason whatsoever, he shall not disclose to any person or use the same in any way, other than in the discharge of his duties under this Agreement in connection with the business of the Company, any trade secrets or confidential or proprietary information of the Company, including, without limitation, any information or knowledge relating to
(i) the business, operations or internal structure of the Company, (ii) the clients (or customers) or potential clients (or potential customers) of the Company, (iii) any method and/or procedure (such as records, programs, systems, correspondence, or other documents), relating or pertaining to projects developed by the Company or contemplated to be developed by the Company, or (iv) the Company's business, which information or knowledge the Executive shall have obtained during the term of this Agreement, and which is otherwise of a secret or confidential nature. Further, upon leaving the employ of the Company for any reason whatsoever, the Executive shall not take with him, without prior written consent of the Board of Directors of the Company, any documents, forms, or other reproductions of any data or any information relating to or pertaining to the Company, any clients (or customers) or potential clients (or potential customers) of the Company, or any other confidential information or trade secrets.

      17. Entire Agreement; Amendments, Other Agreements. This Agreement contains the entire understanding of the Executive and the Company with respect to the employment of the Executive and supersedes any and all prior understandings, written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing. Any earlier employment agreements between the Executive and the Company are hereby terminated and shall be of no further effect after the effective date hereof.

      18. Miscellaneous.

            A. Any notices required by this Agreement shall (i) be made in writing and mailed by certified mail, return receipt requested, with adequate postage prepaid; (ii) be deemed given when so mailed; (iii) be deemed received by the addressee within ten (10) days after given or when the certified mail receipt for such mail is executed, whichever if earlier; and (iv) in the case of the Company, be mailed to its principal office, or in the case of the Executive, be mailed to the last address that the Executive has given to the Company.

            B. This Agreement shall be binding upon and inure to the benefit of, the parties, their successors, assigns, personal representatives, distributees, heirs, and legatees.

            C. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.


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            D. Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement will be submitted to binding arbitration. Such arbitration shall be conducted before an arbitrator sitting in a location agreed to by the Company and the Executive within fifty (50) miles of the location of the Executive's principal place of employment, in accordance with the rules of the American Arbitration Association then in effect. Each party will be entitled to limited discovery, to consist of a maximum of three (3) depositions (maximum two (2) hours each), and twenty-five
(25) written interrogatories per party, which will be completed within one hundred twenty (120) days following the selection of the arbitrator. Judgment may be entered on the award of the arbitrator in any court having competent jurisdiction.

            E. Any failure by the Company to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any breach by the Executive shall not affect, or constitute a waiver of, the Company's right to insist upon such strict compliance, exercise such option, enforce such right, or seek such remedy with respect to such breach or any prior, contemporaneous, or subsequent breach. No custom or practice of the Company at variance with any provision of this Agreement shall affect or constitute a waiver of, the Company's right to demand strict compliance with all provisions of this Agreement.

            F. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            G. In the event that the Executive violates the provisions of Sections 15 and 16 above, upon notice from the Company informing him of the nature of such violation, the Executive shall immediately terminate any actions which constitute such violation. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Company may have.

            H. It is recognized that damages in the event of breach of any provision of Sections 15 and 16 above by the Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, will be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of such requirements.


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      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first hereinabove written.


                                                        PHOENIX COLOR CORP.

                                                        By:/s/ Louis LaSorsa
                                                           --------------------


                                                        EXECUTIVE

                                                        /s/ John Carbone
                                                        -----------------------
                                                          John Carbone

                                    EXHIBIT A

           Phoenix Color Corp. Supplemental Executive Retirement Plan
                                 (See attached)

                               PHOENIX COLOR CORP.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                               PHOENIX COLOR CORP.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

      1. Purpose. The purpose of this Phoenix Color Corp. Supplemental Executive Retirement Plan is to provide benefits to a select group of management employees of the Company after their retirement.

      2. Definitions. Capitalized terms not otherwise in this Plan are defined in the attached Appendix A.

      3. Eligibility. Management employees of the Company who have been selected by the Board to participate in the Plan will become Participants as of the date or dates designated by the Board. The Board has the sole authority to select the Participants and designate their effective dates of participation.

      4. Retirement Benefits.

            4.1 Normal Retirement Benefits. A Participant who terminates his employment with the Company on or after the earlier of his attainment of age 63 or completion of 20 Years of Service, will be entitled to a Retirement Benefit as follows:

                  (a) Monthly Benefit Amount. The Company will pay the Participant each month an amount that is equal to 32.5% of the Participant's Average Annual Compensation divided by 12.

                  (b) Period of Payment. The monthly Retirement Benefit under
Section 4.1(a) will commence on the date of termination of the Participant's employment with the Company, and will be payable for the duration of the Participant's lifetime. Upon the Participant's death occurring before all of the first 120 monthly payments (the "Guaranteed Payments") are made, the remaining Guaranteed Payments shall be paid to the Participant's beneficiary.

            4.2 Retirement Benefits upon Change of Control. Upon a Change of Control, each Participant who is an employee of the Company immediately prior to the closing date of the Change of Control will be entitled to a Retirement Benefit as follows in lieu of the Retirement Benefit provided in Section 4.1:

                  (a) Lump Sum Amount. On the closing date of the Change of Control, the Company will pay the Participant a Retirement Benefit that is actuarially equivalent in value to the Retirement Benefit that would be payable under Section 4.1., determined as if the Participant has attained age 63 and has terminated employment with the Company.

                  (b) Calculation of Actuarially Equivalent Value. For purposes of Section 4.2.(a), the actuarial equivalent value shall be determined by using
(i) an interest rate assumption of six percent (6%) per annum, and (ii) post-retirement mortality based on the 1983 Group Annuity Mortality Table (separate male and female rates). Such determination shall be made as of the date the agreement effecting a Change of Control is executed, with no interest accrued during the period from that date and to the date the Retirement Benefit is paid.

                  (c) Additional Service Credits. For purposes of determining the Retirement Benefit under this Section 4.2., each Participant shall be credited with three (3) additional Years of Service.

                  (d) Maximum Retirement Benefit. Notwithstanding any other provision of this Section 4.2, to the extent that the aggregate amount of Retirement Benefits payable to all Participants under this Section 4.2 (before any adjustment of the type described in Section 8 hereof) would exceed ten percent (10%) of the Disposition Proceeds, the Retirement Benefit payable to the Participant under this Section 4.2 (before any adjustment pursuant to Section 8) shall be decreased by the Participant's pro rata share (calculated according to the proportion that the Retirement Benefit payable, but for this Subsection (d), to the Participant under this Section 4.2 bears to the aggregate amount of Retirement Benefits payable to all Participants under this Section 4.2, in each case before any adjustment of the type described in Section 8 hereof) of such excess.

            4.3 Payment to Beneficiaries. In the event a Participant dies before all of his Retirement Benefit is paid, the unpaid Retirement Benefit will be paid to the individuals and/or entities designated by a Participant to be his beneficiaries under this Plan. In the absence of any living designated beneficiary, the unpaid Retirement Benefit will be paid to the then living spouse of the Participant, if any. If the Participant does not have a then living spouse, and also in the event of a surviving spouse's death before all of the Retirement Benefit is paid, then the unpaid Retirement Benefit will be paid
(i) to the living children of the deceased Participant, if any, in equal shares, and (ii) if none, or after their death, to the estate of the deceased Participant. The beneficiary designation under this Section 4.3 shall be effective only upon receipt by the Plan Administrative Committee of a properly executed form that the Plan Administrative Committee has approved for that purpose. The Participant may from time to time revoke or change any designation of beneficiary by filing another approved beneficiary designation form with the Plan Administrative Committee.

      5. Administration of Plan.

            5.1 General Authority of Plan Administrative Committee. The Plan Administrative Committee will have the exclusive responsibility for the general administration of this Plan in accordance with the terms and provisions of this Plan. The Plan Administrative Committee will have all powers necessary to accomplish those purposes, including, but not limited to, the complete discretionary right, power and authority to:

                  (a) Make and interpret rules for the administration of this Plan;

                  (b) Calculate the Retirement Benefit to which any Participant or beneficiary is entitled under the Plan;

                  (c) Construe all terms, provisions, conditions and limitations of this Plan;

                  (d) Correct any defect, supply any omission or reconcile any inconsistency that may appear in this Plan in the manner and to the extent it deems expedient to carry this Plan into effect for the greatest benefit of all parties at interest; and

                  (e) Delegate those clerical and ministerial duties of the Plan Administrative Committee, as it deems necessary or advisable for the proper and efficient administration of this Plan.

            5.2 Binding Nature of Action by Plan Administrative Committee. All actions taken and all decisions and determinations made by the Plan Administrative Committee on matters relating to the Plan pursuant to the powers vested in it under the Plan shall be conclusive and binding on all parties concerned, including but not limited to the Company, its stockholders, the Participants and their beneficiaries.

            5.3 Limited Liability; Indemnification. To the maximum extent permitted by law, no member of the Plan Administrative Committee shall be liable for any action taken or decision made in good faith relating to the Plan. Without limiting the generality of the foregoing, any decision or action taken by the Plan Administrative Committee when it relies upon information supplied to it by any officer of the Company or the Company's legal counsel, actuary or other advisors in connection with the administration of this Plan will be deemed to have been taken in good faith. To the maximum extent permitted by law and by the Company's charter and by-laws, the members of the Plan Administrative Committee shall be indemnified by the Company in respect of all their activities under the Plan.

      6. Procedures for Benefit Claims.

            6.1 Procedures for Initial Claims. In general, payments under this Plan are automatic and no claim for benefits need to be filed. However, a Participant or his beneficiaries may submit a claim for Retirement Benefits under this Plan to the Plan Administrative Committee in writing. If such claim for benefits is wholly or partially denied, the Plan Administrative Committee shall notify the claimant of the denial of the claim within a reasonable period of time, but no later than 90 days after receipt of the written claim, unless special circumstances require an extension of time for processing the claim. In such event, written notice of the extension shall be furnished to the claimant prior to the end of the 90-day period and shall indicate the special circumstances requiring the extension and the date by which a final decision is expected. In no event shall the extension period exceed 90 days from the end of the initial 90-day period. The notice of denial shall include: (a) the specific reasons for the denial; (b) reference to the Plan provisions upon which the denial is based; (c) a description of any additional materials or information necessary for the claimant to perfect the claim; and (d) an explanation of the claims review procedure under the Plan.

            6.2 Procedures for Appeals. Within 60 days of the receipt by the claimant of the written notice of denial, or if the claim has not been granted within the applicable time period, the claimant may file a written request with the Plan Administrative Committee that it conduct a review of the denial of the claim. In connection with the claimant's appeal, the claimant may review pertinent documents and may submit issues and comments in writing. The Plan Administrative Committee shall deliver the claimant a written decision on the claim promptly, but not later than 60 days after receipt of the claimant's request for review, except that if there are special circumstances which require an extension of time for processing, the 60 day period shall be extended to a maximum of one hundred and 120 days, in which case written notice of the extension shall be furnished to the claimant prior to the end of the 60-day period. The Plan Administrative Committee's decision shall include: (a) the specific reasons for its decision; and (b) reference to the Plan provisions on which its decision is based. If a decision is not given to the claimant within the review period, the claim is deemed denied on the last day of the review period.

      7. Amendment and Termination of Plan. The Board may amend or terminate this Plan at any time by an instrument in writing without any liability to any Participant for any Retirement Benefit which has not been paid or become payable prior to the date of such amendment or termination, provided that no amendment or termination of this Plan may be effected on or after a Change of Control if such amendment or termination would diminish any Retirement Benefit payable on or after such Change of Control.

      8. Parachute Payment Limitation.

            8.1 Adjustment. Notwithstanding any provision in this Plan to the contrary, in the event that the Plan Administrative Committee determines that the Retirement Benefit under this Plan and any other payment or distribution in the nature of compensation by the Company to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the Retirement Benefit, together with such other payments and distributions, the "Payments"), would cause any portion of such Payments to be subject to the excise tax imposed by Section 4999 (or any successor provision) of the Code (the "Parachute Payments"), the Participant's Retirement Benefit and/or other Payments, as determined by the Company, shall be reduced to an amount (not less than zero) which shall not cause any portion of the Payments to constitute Parachute Payments.

            8.2 Determination. All determinations required to be made under this
Section 8, including the assumptions to be utilized in arriving at such determination, shall be made prior to the due date of the Retirement Benefits provided in Section 4.2 by such law or accounting firm as selected by the individuals who were the members of the Plan Administrative Committee immediately prior to the Change of Control (the "Law or Accounting Firm"). The Law or Accounting Firm may employ and rely upon the opinions of actuarial or accounting professionals to the extent it deems necessary or advisable. All fees and expenses of the Law or

Accounting Firm shall be borne solely by the Company. Any determination by the Law or Accounting Firm shall be binding upon the Company, the Participants and all other persons and entities.

      9. Subordination to Debt Obligations of Company. If the Company's payment of benefits hereunder would cause the violation of any law or breach of any covenant under the Company's existing public senior subordinated notes, senior credit facility with First Union or future replacement or additional debt (collectively, the "Covenants"), the Company's obligation to fulfill its obligations hereunder shall be suspended and shall remain a contractual obligation of the Company, with the payments hereunder being resumed at such time as the payments would no longer cause a violation of law or breach of any Covenant. If the Company's payment of benefits hereunder is delayed until the Company would no longer commit a violation of any Covenant or law, the delayed benefits shall be increased by the amount of interest accrued thereon over the period that payments are suspended, at a rate equal to the prime rate of interest listed in the Wall Street Journal on the date of the commencement of such delay.

      10. Miscellaneous.

            10.1 Status of Plan.

                  (a) Status under ERISA. The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of Title I of the Employee Retirement Income Security Act of 1974, as amended.

                  (b) Unfunded Nature of Plan. The Retirement Benefits under this Plan shall not be funded, but shall constitute contractual obligations of the Company to pay such Retirement Benefits when due. The Retirement Benefits shall be paid from the general assets of the Company. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any person, including any Participant or any other person. No person other than the Company shall by virtue of the provisions of this Plan have any interest in such funds. Title to and beneficial ownership of any assets, whether cash or investments which the Company may designate to make payments of the Retirement Benefits hereunder, shall at all times remain with the Company, and no Participant shall have any property interest whatsoever in any specific assets of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

                  (c) Company's Discretion to Establish Grantor Trust. The Company may, in its sole discretion, provide for the obligations under this Plan by establishing and contributing funds to a trust. Any such trust must be a "grantor" trust under the Internal Revenue Code of 1986, as amended, and the establishment of the trust is not intended to cause the Plan to be treated as funded or to cause Participants to realize current income on amounts contributed thereto, and the trust shall be so interpreted.

            10.2 Non-Alienation of Benefits. The rights of Participants or any other persons to the Retirement Benefits under this Plan shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

            10.3 Employment Rights. Nothing in the Plan shall be construed to confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice.

            10.4 Withholding Taxes. The Company shall have the right to make such provision as necessary or appropriate, as determined by the Plan Administrative Committee, to satisfy any obligations of the Company to collect or withhold Federal, state or local income, employment or other taxes incurred by reason of the accrual or payment of benefits under the Plan.

            10.5 Governing Law. The validity, construction and effect of the Plan and any rules, regulations, determinations or decisions made by the Plan Administrative Committee relating to the Plan shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws principles.

            10.6 Severability. If any term or provision of this Plan is held to be invalid, void or otherwise unenforceable, the rest of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated.

            10.7 Survival. The provisions of this Plan will bind the successors of the Company.

            10.8 Notice. Any notice required or permitted to be given to the Plan Administrative Committee or a Participant will be sufficient if in writing and hand delivered or sent by U.S. mail to the principal office of the Company or to the residential mailing address of the Participant as appearing in the business records of the Company. Notice will be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the date shown on the postmark.

                                   APPENDIX A

                                   Definitions

      1. "Average Annual Compensation" means, with respect to a Participant, his average annual earnings for the three consecutive calendar years (i) which ended before the year in which the Participant's benefit under the Plan commences and
(ii) which produce the highest aggregate earnings; provided that in no event shall the Average Annual Compensation exceed $775,000. Such earnings shall include base salary and bonus earned in the applicable year, regardless of when those amounts are paid.

      2. "Board" means the Board of Directors of the Company.

      3. "Change of Control" means the earliest of:

            (a) The acquisition by any Person (other than the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (i) the then outstanding shares of the securities of the Company, or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors;

            (b) The closing of a sale or other conveyance of all or substantially all of the assets of the Company; or

            (c) The effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors.

      Notwithstanding the foregoing, in no event shall a transaction constitute a Change of Control if the Disposition Proceeds for such transaction are less than the Target Amount.

      For purposes of this Section, a "Person" means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company.

      4. "Company" means Phoenix Color Corp. and any successor thereof.

      5. "Disposition Proceeds" means: (1) in the case of a transaction described in clause (a) or (c) of Section 3 of this Appendix A, the value of cash and non-cash consideration paid or payable in connection with such transaction for the outstanding securities of the Company

(including stock options), which consideration shall be determined as of the closing of the transaction assuming the payment of any contingent portion of the consideration (including any earn-out payment) will be made; or (2) in the case of a transaction described in clause (b) of Section 3 of this Appendix A, the value of cash and non-cash consideration (including without limitation payment or assumption of debt) available for distribution to the holders of outstanding securities of the Company (including stock options) in connection with such transaction, determined as of the closing of the transaction assuming the payment of any contingent portion of the consideration (including any earn-out payment) will be made, and in accordance with generally accepted accounting principles.

      6. "Participant" means Louis LaSorsa, Edward Lieberman, John Carbone and any other person selected by the Board to participate in the Plan in accordance with Section 2.

      7. "Plan" means the Phoenix Color Corp. Supplemental Executive Retirement Plan as set forth in this document, as amended from time to time.

      8. "Plan Administrative Committee" means the Board or a committee of one or more individuals designated by the Board to administer this Plan.

      9. "Retirement Benefit" means the benefit payable to a Participant or his beneficiary under this Plan.

      10. "Target Amount: means $40,000,000.

      11. "Years of Service" means, with respect to a Participant, the number of consecutive 12-month periods during which the Participant has been employed by the Company, plus any additional Years of Service credited pursuant to Section 4.2(c).